Exhibit 10.2

JONES ENERGY, LLC

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of January 14, 2019 and effective as of December 12, 2018, is entered into between Jones Energy, LLC, a Texas limited liability company (the “Company”), and Carl F. Giesler, Jr. (the “Employee”).

W I T N E S S E T H

WHEREAS, the Company previously entered into that certain Employment Agreement with the Employee on July 12, 2018 and that certain Amended and Restated Employment Agreement on September 24, 2018 (the “Amended Agreement”); and

WHEREAS, the parties to the Amended Agreement desire to amend and restate the Original Agreement in its entirety pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                      POSITION AND DUTIES.

(a)                                 During the Employment Term (as defined in Section 2 hereof), the Employee shall serve as the Chief Executive Officer of the Company and Jones Energy, Inc. (the “Corporation”).  In this capacity, the Employee shall have the duties, authorities and responsibilities as are commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as may reasonably be assigned to the Employee by the Board of Directors (the “Board”) of the Corporation that are not inconsistent with the Employee’s position as Chief Executive Officer of the Company and the Corporation. The Employee’s principal place of employment with the Company shall be in Austin, Texas, provided that the Employee understands and agrees that the Employee may be required to travel from time to time for business purposes. The Company understands that the Employee will reside in Houston, Texas and commute to Austin, Texas as appropriate.  The Employee shall report directly to the Board.

(b)                                 During the Employment Term, the Employee shall devote substantially all of the Employee’s business time, energy, business judgment, knowledge and skill and the Employee’s best efforts to the performance of the Employee’s duties with the Company, provided that the foregoing shall not prevent the Employee from (i) serving on the boards of directors of non-profit organizations, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Employee’s passive personal investments so long as such activities in the aggregate do not materially interfere or conflict with the Employee’s duties hereunder or create a potential business or fiduciary conflict.

(c)                                  The Board shall take such action as may be necessary to appoint or elect the Employee as a member of the Board as promptly as practicable after the date hereof; provided, that no such appointment or election shall occur if such action could result in the occurrence of a “change of control” as set forth in the Company’s documentation regarding the Company’s funded debt obligations or other governing agreements.  Thereafter, during the Employment Term and subject to such action not resulting in in the occurrence of a “change of control” as set forth in the Company’s documentation regarding the Company’s funded debt obligations or other governing agreements, the Board shall nominate the Employee for re-election as a member of the Board at the expiration of the then current term, provided that the foregoing shall not be required to the extent prohibited by legal or regulatory requirements.

2.                                      EMPLOYMENT TERM.  The Company agrees to employ the Employee pursuant to the terms of this Agreement, and the Employee agrees to be so employed, for a term of two (2) years (the “Initial Term”) commencing as of July 23, 2018 (the “Effective Date”).  On each anniversary of the Effective Date following the Initial Term, the term of this Agreement shall be automatically extended for successive one-year periods; provided, however, that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least ninety (90) days prior to any such anniversary date.  Notwithstanding the foregoing, the Employee’s employment hereunder may be earlier terminated in accordance with Section 8  hereof, subject to Section 9 hereof.  The period of time between the Effective Date and the termination of the Employee’s employment hereunder shall be referred to herein as the “Employment Term.”

3.                                      BASE SALARY.  The Company agrees to pay the Employee a base salary at an annual rate of $495,000 (“Base Salary”), payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly.  The Employee’s Base Salary shall be subject to annual review by the Board (or a committee thereof), and may be adjusted, from time to time by the Board.  The Base Salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.

4.                                      ANNUAL BONUS.  Commencing with the 2019 performance year and during the Employment Term, the Employee shall be eligible to receive a discretionary incentive payment under the Company’s short-term bonus plan as may be in effect from time to time (the “Bonus”) based on an annual target bonus opportunity of 50% to 150% of Base Salary (the “Target Bonus”) (provided that the Board or the Compensation Committee of the Board (the “Committee”) may, as applicable, in its discretion, pay Employee a greater Bonus), upon the attainment of certain pre-established performance goals established by the Board or the Committee, as applicable, in its sole discretion, and subject to the Employee’s continued employment with the Company through the date of payment of any such Bonus ultimately earned.  Notwithstanding the foregoing, within thirty (30) days following the Effective Date, the Company paid the Employee a guaranteed bonus payment in respect of the 2018 performance year, equal to $371,250 (less applicable taxes) (the “Guaranteed Bonus”), provided that, if the Company terminates the Employee for Cause or the Employee resigns without Good Reason, in either case, prior to the first anniversary of the Effective Date, the Employee shall repay to the Company within ten (10) days of such termination in full the after-tax value of the Guaranteed Bonus.

5.                                      EQUITY AWARD.  The Employee was granted by the Corporation, effective as of the Effective Date, three million (3,000,000) restricted stock units of the Corporation (the “Restricted Stock Units”), adjusted to one-hundred fifty thousand (150,000) restricted stock units as a result of a one (1) for twenty (20) revised stock split effective September 7, 2018, each of which represents the value of one share of Class A common stock, par value $0.001 per share, of the Corporation (“Class A common stock”). The grant of the Restricted Stock Units was an “inducement” award made outside of the Jones Energy, Inc. 2013 Omnibus Incentive Plan, as amended and restated May 4, 2016 (the “Plan”) (and any other existing Company equity compensation plans) in reliance on the New York Stock Exchange Listed Company Manual Rule 303A.08. The Restricted Stock Units will be eligible to vest in equal 1/3 installments on each of July 1, 2019, July 1, 2020 and July 1, 2021, subject to the Employee’s continued employment with the Company through each applicable vesting date, and subject to additional vesting criteria and other terms and conditions set forth in an award agreement to be entered into by the Employee and the Corporation relating to the Restricted Stock Units.

6.                                      CASH AWARD.  The Employee was granted by the Corporation, effective as of the Effective Date, a cash award of $320,000 (the “Cash Award”) under the Plan. The Cash Award will be eligible to vest in equal 1/3 installments on each of April 1, 2019, October 1, 2019 and April 1, 2020, subject to the Employee’s continued employment with the Company through each applicable vesting date, and subject to additional vesting criteria and other terms and conditions set forth in an award agreement to be entered into by the Employee and the Corporation relating to the Cash Award.

7.                                      EMPLOYEE BENEFITS.

(a)                                 BENEFIT PLANS.  During the Employment Term, the Employee shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided to hereunder.  The Employee’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.  Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

(b)                                 VACATIONS.  During the Employment Term, the Employee shall be entitled to twenty (20) days of paid vacation per calendar year (as prorated for partial years) in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time.  Up to five (5) days of any accrued and unused vacation time may be carried forward to use in the first quarter of the following year. The Employee will also be eligible for up to five (5) days of personal time each calendar year which do not carry forward.  Vacation may be taken at such times and intervals as the Employee determines, subject to the business needs of the Company.

(c)                                  BUSINESS EXPENSES.  Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Employee shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable out-of-pocket business expenses, including but not limited to reasonable commuting expenses between Houston and the Company’s headquarters, incurred and paid by the Employee during the Employment Term and in connection with the performance of the Employee’s duties hereunder.

8.                                      TERMINATION.  The Employee’s employment and the Employment Term shall terminate on the first of the following to occur:

(a)                                 DISABILITY.  Upon ten (10) business days’ prior written notice by the Company to the Employee of termination due to Disability.  For purposes of this Agreement, “Disability” shall be defined as the inability of the Employee to have performed the Employee’s material duties hereunder due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any 365-day period as determined by the Board in its reasonable discretion.  The Employee shall cooperate in all respects with the Company if a question arises as to whether the Employee has become disabled, including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss the Employee’s condition with the Company.

(b)                                 DEATH.  Automatically upon the date of death of the Employee.

(c)                                  CAUSE.  Immediately upon written notice by the Company to the Employee of a termination for Cause.  “Cause” shall mean:

(i)                                     the Employee’s willful misconduct or gross negligence in the performance of the Employee’s duties to the Company;

(ii)                                  the Employee’s willful failure to perform the Employee’s duties to the Company or to follow the lawful directives of the Board (other than as a result of death or Disability);

(iii)                               indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude;

(iv)                              the Employee’s failure to cooperate in any audit or investigation of the business or financial practices of the Company or any of its subsidiaries;

(v)                                 the Employee’s performance of any material act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of the Company’s property; or

(vi)                              breach of this Agreement or any other agreement with the Company, or a violation of the Company’s code of conduct or other written policy.

Any determination of Cause by the Company will be made by a resolution approved by a majority of the members of the Board, provided that no such determination may be made until the Employee has been given written notice detailing the specific Cause event and a period of thirty (30) days following receipt of such notice to cure such event (if susceptible to cure) to the satisfaction of the Board.  Notwithstanding anything to the contrary contained herein, the Employee’s right to cure as set forth in the preceding sentence shall not apply if there are habitual or repeated breaches by the Employee.

(d)                                 WITHOUT CAUSE.  Immediately upon written notice by the Company to the Employee of an involuntary termination without Cause (other than for death or Disability).

(e)                                  GOOD REASON.  Upon written notice by the Employee to the Company of a termination for Good Reason.  “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Employee, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by the Employee to the Company of the occurrence of one of the reasons set forth below:

(i)                                     material diminution in the Employee’s Base Salary or Target Bonus;

(ii)                                  material diminution in the Employee’s duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law); or

(iii)                               the removal of the Employee from the Board by the Company (other than for Cause) or the failure to re-elect the Employee to serve on the Board, subject to the conditions set forth in Section 1(c) herein; or

(iv)                              relocation of the Company Headquarters to a location greater than 50 miles from its current location and from Austin, Texas.

The Employee shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within thirty (30) days after the first occurrence of such circumstances, and actually terminate employment within thirty (30) days following the expiration of the Company’s thirty (30)-day cure period described above.  Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Employee.

(f)                                   WITHOUT GOOD REASON.  Upon ninety (90) days’ prior written notice by the Employee to the Company of the Employee’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

(g)                                  EXPIRATION OF EMPLOYMENT TERM; NON-EXTENSION OF AGREEMENT.  Upon the expiration of the Employment Term due to a non-extension of this Agreement by the Company or the Employee pursuant to the provisions of Section 2 hereof.

9.                                      CONSEQUENCES OF TERMINATION.

(a)                                 DEATH.  In the event that the Employee’s employment and the Employment Term ends on account of the Employee’s death, the Employee or the Employee’s estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 9(a)(i) through 9(a)(iv) hereof to be paid within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law):

(i)                                     any unpaid Base Salary through the date of termination;

(ii)                                  any Bonus earned but unpaid with respect to the performance period ending on or preceding the date of termination;

(iii)                               reimbursement for any unreimbursed business expenses incurred through the date of termination;

(iv)                              any accrued but unused vacation time in accordance with Company policy; and

(v)                                 all other payments, benefits or fringe benefits to which the Employee shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, Sections 9(a)(i) through 9(a)(v) hereof shall be hereafter referred to as the “Accrued Benefits”).

In addition, the Company shall pay the Employee’s estate a pro-rata portion of the Employee’s Bonus for the performance period in which the Employee’s termination occurs based on actual results for such period (determined by multiplying the amount of such bonus which would be due for the full performance period by a fraction, the numerator of which is the number of days during the performance period that includes Executive’s termination that the Employee is employed by the Company and the denominator of which is the number of days in such performance period) payable at the same time bonuses for such performance period are paid to other senior executives of the Company (the “Pro Rata Bonus”).

(b)                                 DISABILITY.  In the event that the Employee’s employment and/or Employment Term ends on account of the Employee’s Disability, the Company shall pay or provide the Employee with the Accrued Benefits.  In addition, the Company shall pay the Employee a Pro Rata Bonus payable at the same time bonuses for the applicable performance period are paid to other senior executives of the Company.

(c)                                  TERMINATION FOR CAUSE OR WITHOUT GOOD REASON OR AS A RESULT OF EMPLOYEE NON-EXTENSION OF THIS AGREEMENT.  If the Employee’s employment is terminated (x) by the Company for Cause, (y) by the Employee without Good Reason, or (z) as a result of the Employee’s non-extension of the Employment Term as provided in Section 2 hereof, the Company shall pay to the Employee the Accrued Benefits other than the benefit described in Section 9(a)(ii) hereof.

(d)                                 TERMINATION WITHOUT CAUSE OR FOR GOOD REASON OR AS A RESULT OF COMPANY NON-EXTENSION OF THIS AGREEMENT.  If the Employee’s employment by the Company is terminated (x) by the Company other than for Cause, (y) by the Employee for Good Reason, or (z) as a result of the Company’s non-extension of the Employment Term as provided in Section 2 hereof, the Company shall pay or provide the Employee with the following, subject to the provisions of Section 25 hereof:

(i)                                     the Accrued Benefits;

(ii)                                  subject to the Employee’s continued compliance with the obligations in Sections 10, 11 and 12 hereof, a Pro Rata Bonus payable at the same time bonuses for the applicable performance period are paid to other senior executives of the Company;

(iii)                               subject to the Employee’s continued compliance with the obligations in Sections 10, 11 and 12 hereof, an amount equal to the Employee’s monthly Base Salary rate, paid monthly for the longer of (A) a period of twelve (12) months following such termination or (B) the period remaining in the Initial Term if termination occurs during the Initial Term; provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined in Section 25 hereof), any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto;

(iv)                              subject to the Employee’s continued compliance with the obligations in Sections 10, 11 and 12 hereof, an amount equal to one (1) times the Employee’s Target Bonus for the calendar year during which the Employee’s termination occurs, with such amount paid in a single lump sum payment on the sixtieth (60th) day following the date of termination of employment, and

(v)                                 subject to (A) the Employee’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (B) the Employee’s continued copayment of premiums at the same level and cost to the Employee as if the Employee were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), and (C) the Employee’s continued compliance with the obligations in Sections 10, 11 and 12 hereof, continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Employee (and the Employee’s eligible dependents) for a period of twelve (12) months, provided that the Employee is eligible and remains eligible for COBRA coverage; provided, further, that the Company may modify the continuation coverage contemplated by this Section 9(d)(v) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable); and provided, further, that in the event that the Employee obtains other employment that offers group health benefits, such continuation of coverage by the Company under this Section 9(d)(v) shall immediately cease.

Payments and benefits provided in this Section 9(d) shall be in lieu of any termination or severance payments or benefits for which the Employee may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(e)                                  CODE SECTION 280G.  To the extent that any amount payable to the Employee hereunder, as well as any other “parachute payment,” as such term is defined under Section 280G of the Internal Revenue Code, payable to the Employee in connection with the Employee’s employment by the Company or any of its affiliates, exceed the limitations of Section 280G of the Internal Revenue Code such that an excise tax will be imposed under Section 4999 of the Code, such parachute payments shall be reduced to the extent necessary to avoid application of the excise tax in the following order:  (i) any cash severance based on a multiple of Base Salary or Annual Bonus, (ii) any other cash amounts payable to the Employee, (iii) benefits valued as parachute payments, and (iv) acceleration of vesting of any equity awards.

(f)                                   OTHER OBLIGATIONS.  Upon any termination of the Employee’s employment with the Company, the Employee shall promptly resign from the Board and any other position as an officer, director or fiduciary of any Company-related entity.

(g)                                  EXCLUSIVE REMEDY.  The amounts payable to the Employee following termination of employment and the Employment Term hereunder pursuant to Sections 8 and 9 hereof shall be in full and complete satisfaction of the Employee’s rights under this Agreement and any other claims that the Employee may have in respect of the Employee’s employment with the Company or any of its affiliates, and the Employee acknowledges that such amounts are fair and reasonable, and are the Employee’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Employee’s employment hereunder or any breach of this Agreement.

10.                               RELEASE; NO MITIGATION.  Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits (other than amounts described in Section 9(a)(iii) hereof) shall only be payable if the Employee delivers to the Company and does not revoke a customary general release of claims in favor of the Company in a form reasonably satisfactory to the Company.  Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination.  The Employee shall not be required to mitigate his damages in order to receive the amounts payable under Sections 7 and 8 hereof.

11.                               RESTRICTIVE COVENANTS.

(a)                                 CONFIDENTIALITY.  During the course of the Employee’s employment with the Company, the Employee will have access to Confidential Information.  For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its affiliates, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw partners and/or competitors.  The Employee agrees that the Employee shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Employee’s assigned duties and for the benefit of the Company, either during the period of the Employee’s employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company’s and its subsidiaries’ and affiliates’ part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by the Employee during the Employee’s employment by the Company (or any predecessor).  The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Employee; (ii) becomes generally known to the public subsequent to disclosure to the Employee through no wrongful act of the Employee or any representative of the Employee; or (iii)

the Employee is required to disclose by applicable law, regulation or legal process (provided that the Employee provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).  The terms and conditions of this Agreement shall remain strictly confidential, and the Employee hereby agrees not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors or personal tax or financial advisors, or prospective future employers solely for the purpose of disclosing the limitations on the Employee’s conduct imposed by the provisions of this Section 11 who, in each case, agree to keep such information confidential.

(b)                                 NONCOMPETITION.  The Employee acknowledges that (i) the Employee performs services of a unique nature for the Company that are irreplaceable, and that the Employee’s performance of such services to a competing business will result in irreparable harm to the Company, (ii) the Employee has had and will continue to have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Company or any of its affiliates, (iii) in the course of the Employee’s employment by a competitor, the Employee would inevitably use or disclose such Confidential Information, (iv) the Company and its affiliates have substantial relationships with their customers and the Employee has had and will continue to have access to these customers, (v) the Employee has received and will receive specialized training from the Company and its affiliates, and (vi) the Employee has generated and will continue to generate goodwill for the Company and its affiliates in the course of the Employee’s employment.  Accordingly, during the Employee’s employment hereunder and for a period of one (1) year thereafter, the Employee agrees that the Employee will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in competition with the Company or any of its subsidiaries or affiliates in any other material business in which the Company or any of its subsidiaries or affiliates is engaged on the date of termination or in which the Company’s board has considered, on or prior to such date, to have the Company or any of its subsidiaries or affiliates become engaged in on or after such date, in Oklahoma and the Texas Panhandle, and any basin or area in which the Company’s Board has actively considered having the Company operate during the Employment Term.  Notwithstanding the foregoing, nothing herein shall prohibit the Employee from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its subsidiaries or affiliates, so long as the Employee has no active participation in the business of such corporation.  In addition, the provisions of this Section 11(b) shall not be violated by the Employee commencing employment with a subsidiary, division or unit of any entity that engages in a business in competition with the Company or any of its subsidiaries or affiliates so long as the Employee and such subsidiary, division or unit does not engage in a business in competition with the Company or any of its subsidiaries or affiliates.

(c)                                  NONSOLICITATION; NONINTERFERENCE.  (i)  During the Employee’s employment with the Company and for a period of one (1) year thereafter, the Employee agrees that the Employee shall not, except in the furtherance of the Employee’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

(ii)                                  During the Employee’s employment with the Company and for a period of two (2) years thereafter, the Employee agrees that the Employee shall not, except in the furtherance of the Employee’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any employee, representative or agent of the Company or any of its subsidiaries or affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its subsidiaries or affiliates and any of their respective vendors, joint venturers or licensors.  An employee, representative or agent shall be deemed covered by this Section 11(c)(ii) while so employed or retained and for a period of six (6) months thereafter.

(d)                                 NONDISPARAGEMENT.  The Employee agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, agents or products other than in the good faith performance of the Employee’s duties to the Company while the Employee is employed by the Company.  The Company agrees that it will direct its directors and executive officers not to, while employed by the Company or serving as a director of the Company, as the case may be, make negative comments about the Employee or otherwise disparage the Employee in any manner that is likely to be harmful to the Employee’s business reputation.  The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings (including SEC filings), or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the Company’s executives and directors shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company.

(e)                                  INVENTIONS.  (i)  The Employee acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, methods, works of authorship and other work product, whether patentable or unpatentable, (A) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any Company resources and/or within the scope of the Employee’s work with the Company or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company, and that are made or conceived by the Employee, solely or jointly with others, during the Employment Term, or (B) suggested by any work that the Employee performs in connection with the Company, either while performing the Employee’s duties with the Company or on the Employee’s own time, shall belong exclusively to the Company (or its designee), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”).  The Employee will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company.  The Records shall be the sole and exclusive property of the Company, and the Employee will surrender them upon the termination of the Employment Term, or upon the Company’s request.

The Employee irrevocably conveys, transfers and assigns to the Company the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in the Employee’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”).  The Employee will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by the Company to perfect, record, enforce, protect, patent or register the Company’s rights in the Inventions, all without additional compensation to the Employee from the Company.  The Employee will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to the Employee from the Company.

(ii)                                  In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and the Employee agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Employee.  If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Company, the Employee hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Employee’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom.  In addition, the Employee hereby waives any so-called “moral rights” with respect to the Inventions.  The Employee hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Employee’s benefit by virtue of the Employee being an employee of or other service provider to the Company.

(f)                                   RETURN OF COMPANY PROPERTY.  On the date of the Employee’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Employee shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).  The Employee may retain the Employee’s rolodex and similar address books provided that such items only include contact information.

(g)                                  REASONABLENESS OF COVENANTS.  In signing this Agreement, the Employee gives the Company assurance that the Employee has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 11 hereof.  The Employee agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Employee from obtaining other suitable employment during the period in which the Employee is bound by the restraints.  The Employee acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its affiliates and that the Employee has sufficient assets and skills to provide a livelihood while such covenants remain in force.  The Employee further covenants that the Employee will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 11, and that the Employee will reimburse the Company and its affiliates for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Section 11 if the Employee challenges the reasonableness or enforceability of any of the provisions of this Section 11.  It is also agreed that each of the Company’s affiliates will have the right to enforce all of the Employee’s obligations to that affiliate under this Agreement, including without limitation pursuant to this Section 11.

(h)                                 REFORMATION.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 11 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(i)                                     TOLLING.  In the event of any violation of the provisions of this Section 11, the Employee acknowledges and agrees that the post-termination restrictions contained in this Section 11 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(j)                                    SURVIVAL OF PROVISIONS.  The obligations contained in Sections 11 and 12 hereof shall survive the termination or expiration of the Employment Term and the Employee’s employment with the Company and shall be fully enforceable thereafter.

12.                               COOPERATION.  Upon the receipt of reasonable notice from the Company (including outside counsel), the Employee agrees that while employed by the Company and thereafter, the Employee will respond and provide information with regard to matters in which the Employee has knowledge as a result of the Employee’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Employee’s employment with the Company (collectively, the “Claims”).  The Employee agrees to promptly inform the Company if the Employee becomes aware of any lawsuits involving Claims that may be filed or threatened against the Company or its affiliates.  The Employee also agrees to promptly inform the Company (to the extent that the Employee is legally permitted to do so) if the Employee is asked to assist in any investigation of the Company or its affiliates (or their actions) or another party attempts to obtain information or documents from the Employee (other than in connection with any litigation or other proceeding in which the Employee is a party-in-opposition) with respect to matters the Employee believes in good faith to relate to any investigation of the

Company or its affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required.  During the pendency of any litigation or other proceeding involving Claims, the Employee shall not communicate with anyone (other than the Employee’s attorneys and tax and/or financial advisors and except to the extent that the Employee determines in good faith is necessary in connection with the performance of the Employee’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any of its affiliates without giving prior written notice to the Company or the Company’s counsel.  Upon presentation of appropriate documentation, the Company shall pay or reimburse the Employee for all reasonable attorneys’ fees and out-of-pocket expenses, including travel, duplicating or telephonic expenses, incurred by the Employee in complying with this Section 12.

13.                               WHISTLEBLOWER PROTECTION. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede the Employee (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. The Employee does not need the prior authorization of the Company to make any such reports or disclosures and the Employee shall not be not required to notify the Company that such reports or disclosures have been made.

14.                               EQUITABLE RELIEF AND OTHER REMEDIES.  The Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 11 or Section 12 hereof would be inadequate and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or other security, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages.  In the event of a violation by the Employee of Section 11 or Section 12 hereof, any severance being paid to the Employee pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to the Employee shall be immediately repaid to the Company.

15.                               NO ASSIGNMENTS.  This Agreement is personal to each of the parties hereto.  Except as provided in this Section 15 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.  The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

16.                               NOTICE.  For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first (1st) business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth (4th) business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

At the address (or to the facsimile number) shown
in the books and records of the Company.

If to the Company:

Jones Energy, LLC

807 Las Cimas Parkway

Suite 350

Austin, TX 78746

Attn: Director of Human Resources

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

17.                               SECTION HEADINGS; INCONSISTENCY.  The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.  In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

18.                               SEVERABILITY.  The provisions of this Agreement shall be deemed severable.  The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.

19.                               COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

20.                               INDEMNIFICATION.  The Company hereby agrees to indemnify the Employee and hold the Employee harmless to the extent provided under the By-Laws of the Company against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Employee’s good faith performance of the Employee’s duties and obligations with the Company.  This obligation shall survive the termination of the Employee’s employment with the Company.

21.                               LIABILITY INSURANCE.  The Company shall cover the Employee under directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors.

22.                               GOVERNING LAW; JURISDICTION.  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Texas (without regard to its choice of law provisions).  Each of the parties agrees that any dispute between the parties shall be resolved only in the state or federal courts of the State of Texas and the appellate courts having jurisdiction of appeals in such courts.  In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or the Employee’s employment by the Company or any affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the state or federal courts of the State of Texas and the appellate courts having jurisdiction of appeals in such courts, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Texas State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Employee or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Employee’s employment by the Company or any affiliate of the Company, or the Employee’s or the Company’s performance under, or the enforcement of, this Agreement, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the Employee’s or the Company’s address as provided in Section 16 hereof, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Texas.  The parties acknowledge and agree that in connection with any dispute hereunder, each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses.

23.                               MISCELLANEOUS.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer or director as may be designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes the Original Agreement and any and all other prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof, including, but not limited to, the Original Agreement.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

24.                               REPRESENTATIONS.  The Employee represents and warrants to the Company that (a) the Employee has the legal right to enter into this Agreement and to perform all of the obligations on the Employee’s part to be performed hereunder in accordance with its terms, and (b) the Employee is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Employee from entering into this Agreement or performing all of the Employee’s duties and obligations hereunder.  In addition, the Employee acknowledges that the Employee is aware of Section 304 (Forfeiture of Certain Bonuses and Profits) of the Sarbanes-Oxley Act of 2002 and the right of the Company to be reimbursed for certain payments to the Employee in compliance therewith.

25.                               TAX MATTERS.

(a)                                 WITHHOLDING.  The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.  In the event that the Company fails to withhold any taxes required to be withheld by applicable law or regulation, the Employee agrees to indemnify the Company for any amount paid with respect to any such taxes, together with any interest, penalty and/or expense related thereto.

(b)                                 SECTION 409A COMPLIANCE.

(i)                                     The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company of the applicable provision without violating the provisions of Code Section 409A.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Employee by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii)                                  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  Notwithstanding anything to the contrary in this Agreement, if the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, and (B) the date of the Employee’s death, to the extent required under Code Section 409A.  Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 25(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum following the date of the “separation from service”, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii)                               To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv)                              For purposes of Code Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v)                                 Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

JONES ENERGY, LLC

By:	/s/ Thomas Hester
Thomas Hester
Senior Vice President and Chief Financial Officer

EMPLOYEE:

/s/ Carl F. Giesler, Jr.
Carl F. Giesler, Jr.

Signature Page to Second Amended and Restated Employment Agreement